EXHIBIT 99.1

NIMIN ENERGY ANNOUNCES DISSOLUTION

Carpinteria, CA – May 5, 2014 – NiMin Energy Corp. (the “Company” or “NiMin”) announced today that further to the approval of the shareholders of NiMin of the sale of all or substantially all of the assets of the Company, the voluntary liquidation and dissolution of the Company, and the distribution of the remaining assets of the Company at the annual and special meeting of shareholders held on June 26, 2012, the Company has received a certificate of dissolution from the Registrar of Corporations (Alberta) and is now formally dissolved.

In connection with dissolution, the Company’s website is now closed. Sources of information about the Company will now consist of historical publications including documents available on the Company’s SEDAR profile at www.sedar.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Jonathan Wimbish, CFA

Authorized Representative

+1 (805) 566-2900

jwimbish@niminenergy.com